Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Teekay Corporation 2003 Equity Incentive Plan, of our report dated March 12, 2007 (except for Note 22(c) which is as of April 17, 2007), with respect to the consolidated financial statements of Teekay Shipping Corporation (predecessor to Teekay Corporation), Teekay Shipping Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Teekay Shipping Corporation, included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Vancouver, Canada November 21, 2007	/s/ Ernst & Young LLP Chartered Accountants